Exhibit 99.6
TERMINATION AGREEMENT IN RESPECT OF FOREIGN
GUARANTEE AGREEMENT
     TERMINATION AGREEMENT dated as of October 24, 2005 among JPMORGAN CHASE BANK, N.A. and NORTEL NETWORKS UK LIMITED and certain other financial institutions.
     WHEREAS, Nortel Networks UK Limited (“Nortel Networks UK”) and JPMorgan Chase Bank, N.A. (the “Collateral Agent”) entered into the NNL Foreign Subsidiary Guarantee dated as of April 4, 2002, as amended December 12, 2002 (the “UK Guarantee”);
     WHEREAS, Nortel Networks UK desires to terminate the UK Guarantee pursuant to Section 14 thereof; and
     WHEREAS, NNL, Nortel Networks UK and certain of NNL’s other Subsidiaries have delivered a termination request letter dated October 24, 2005 to the Collateral Agent and Export Development Corporation (“EDC”) requesting the Collateral Agent to terminate the UK Guarantee pursuant to Section 14 thereof;
     WHEREAS, EDC has consented to the termination of the UK Guarantee pursuant to Section 14 thereof;
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1     Definitions. Capitalized terms not otherwise defined herein shall have the meaning set forth in the UK Guarantee.
     Section 2     Termination. The UK Guarantee is hereby terminated in full in accordance with Section 14 thereof.
     Section 3     Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the state of New York, United States of America, except as otherwise required by mandatory provisions of law.
     Section 4     Expenses. Nortel Networks UK will forthwith upon demand pay to the Collateral Agent any reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel and other experts, that the Collateral Agent may incur in connection with the termination of the UK Guarantee.
     Section 5     Further Assurances. Upon termination of the UK Guarantee, the Collateral Agent and Nortel Networks UK will promptly execute and deliver to EDC or Nortel Networks UK, if applicable, such documents as EDC and Nortel Networks UK shall reasonably request to evidence the termination of the UK Guarantee.
     Section 6     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed by their respective authorized officers as of October           , 2005.

JPMORGAN CHASE BANK, N.A.
By

Its

NORTEL NETWORKS UK LIMITED
By

Its

Consented to this            day of October, 2005

EXPORT DEVELOPMENT CANADA
By
Howard Clysdale
Senior Financial Services Manager Telecom Team

By
David Guy
Director Telecom Team

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